Exhibit 5.1


General Re Corporation
695 East Main Street
Stamford, CT  06904


						October 3, 1996


General Re Corporation
695 East Main Street
Stamford, CT  06904

Dear Ladies and Gentlemen:

	I am Vice President, General Counsel and Secretary of
General Re Corporation (the "Company" or General Re"). This opinion is being delivered in connection with the Registration Statement on Form S-8 (the "Registration Statement") of the
Company filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") and the rules and regulations promulgated thereunder (the "Rules").
The Registration Statement relates to the shares of Common Stock, par value $.50 per share, of the Company (the "Shares") and the related preferred stock purchase rights (the "Rights") to be issued with the Shares pursuant to the Rights Agreement (the "Rights Agreement"), dated as of September 11, 1991, by and between the Company and The Bank of New York, as Rights Agent, each of which is to be issued in connection with the National Re
Corporation 1995 Stock Incentive Plan and the National Re
Holdings Corp. 1991 Stock Incentive Plan (collectively, the "Plans"). The Plans will be assumed by the Company in connection with the merger of National Re Corporation ("National Re") with and into N Acquisition Corporation, a wholly owned subsidiary of the Company ("Sub").

	In connection with rendering this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation, (i) the Registration Statement; (ii) the Restated Certificate of Incorporation of General Re, as amended;
(iii) the By-laws of General Re, as amended and restated; (iv) the Rights Agreement; (v) the Agreement and Plan of Merger, dated as of July 1, 1996, by and among the Company, National Re and Sub; (vi) resolutions of the Board of Directors of General Re relating to the transactions contemplated by the Registration Statement; (vii) a specimen certificate evidencing the General
Re Common Stock; and (viii) such other certificates, instruments and documents as I considered necessary or appropriate for the purposes of this opinion.

	In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed by parties other than General Re, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of General Re and others.

	In connection with the Rights, I note that other large publicly held corporations chartered in Delaware have adopted rights agreements and issued rights similar to the Rights Agreement and the Rights. In addition, I note that the Rights would operate in a way similar to rights issued by numerous other corporations incorporated in Delaware and in other states.

	For purposes of this opinion I have assumed that the Board of Directors of the Company, after fully informing itself with respect to the Rights Agreement and the Rights and after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the issuance of the Rights thereunder would be in the best interests of the Company and its shareholders, that such action by the Board of Directors was not contrary to its fiduciary obligations and that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent.

	The opinion set forth below with respect to the Rights is limited to the authorization of the Rights Agreement by the Board of Directors and the issue of Rights pursuant to the Rights
Agreement, and does not extend to any subsequent action or inaction by the Board of Directors with respect to the Rights
Agreement, including any decision relating to redemption of the Rights or amendment of the Rights Agreement, which would need to be evaluated in light of all relevant facts, circumstances and legal precedents applicable at that time.

	I am a member of the bars of the State of Connecticut and the State of Massachusetts. The opinion set forth below is restricted to matters controlled by federal law and the General
Corporation Law of the State of Delaware.

	Based upon and subject to the foregoing, including the factual background, assumptions and limitations referred to above, I am of the opinion that:

1. The Shares have been duly authorized and, when delivered against payment in full therefore in accordance with the terms of the Plans, will be legally issued, fully paid and nonassessable; and

2. The Rights, when issued in accordance with the terms of the Plans and the Rights Agreement, will be validly issued.



	I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Interests of Named Experts and Counsel" in the Registration Statement. In giving this consent, I do not hereby agree that I come within the category of persons whose consent is required by the Act or the Rules.

				Very truly yours,

				/s/ CHARLES F. BARR

				Charles F. Barr
				Vice President, General Counsel
				and Secretary